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                                                                      EXHIBIT 22


                               SPARTON CORPORATION




The Registrant, Sparton Corporation, an Ohio Corporation, had the following subsidiaries at June 30, 2000:



                Name                                   Incorporated In
                ----                                   ---------------

        Domestic operations:

        Sparton Electronics Florida, Inc.              Florida

        Sparton Technology, Inc.                       New Mexico




        Foreign operations:

        Sparton of Canada, Limited                     Ontario, Canada

        Sparton Electronics International Sales, Ltd.  Barbados



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